Exhibit 10.1

EXECUTION VERSION

BARCLAYS 745 Seventh Avenue New York, New York 10019	GOLDMAN SACHS BANK USA GOLDMAN SACHS LENDING PARTNERS LLC 200 West Street New York, New York 10282

CONFIDENTIAL

March 17, 2019

Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Attention:   Virginia Daughtrey

SVP of Finance and Treasurer

Project Falcon

$9.5 Billion Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You have advised Barclays Bank PLC (“Barclays”) and Goldman Sachs Bank USA (“GS Bank”) and Goldman Sachs Lending Partners LLC (“GSLP” and, together with GS Bank, “Goldman Sachs” and, together with Barclays, the “Commitment Parties”, “we” or “us”) that you (the “Borrower”) intend to acquire (the “Acquisition”), directly or indirectly, the entity identified to us by you as “Wrangler”, a Delaware corporation (the “Acquired Company”). You have further advised us that, in connection with the foregoing, you and the newly formed entity referred to in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”) intend to consummate the other Transactions described in the Transaction Description, including the provision to you of the Bridge Facility (as defined below), after which the Acquired Company will be a wholly-owned subsidiary of the Borrower. In connection with the foregoing, you have also separately engaged us to seek required lender consents to an amendment (the “Amendment”, and the effective date of such Amendment, the “Amendment Effective Date”) to that certain Seventh Amendment and Restatement Agreement dated as of September 21, 2018 by and among you, the other borrowers from time to time party thereto, the lenders, swing line lenders and L/C issuers from time to time party and JPMorgan Chase Bank, N.A., as administrative agent (as amended, supplemented or otherwise modified prior to the date of the Commitment Letter, the “Existing Revolving Credit Agreement” and as amended by the Amendment, the “Amended Credit Agreement”) on the terms specified in the Summary of Amendment Terms (as defined below).

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Summary of Bridge Terms”) or the Summary of Amendment Terms attached hereto as Exhibit C (the “Summary of Amendment Terms”), as applicable; this commitment letter together with Exhibits A, B, C and D hereto, collectively, the “Commitment Letter”. The Borrower, the Acquired Company and their respective subsidiaries from and after the Closing Date, are sometimes collectively referred to herein as the “Companies”. The Acquired Company and its subsidiaries are referred to herein as the “Acquired Companies”.

1. Commitments. In connection with the foregoing, (a)(i) Barclays is pleased to advise you of its several, but not joint, commitment to provide 50% of Tranche A of the Bridge Facility, (ii) GS Bank is pleased to advise you of its several, but not joint, commitment to provide 48% of Tranche A of the Bridge Facility and GSLP is pleased to advise you of its several, but not joint, commitment to provide 2% of Tranche A of the Bridge Facility (iii) Barclays is pleased to advise you of its several, but not joint, commitment to provide 50% of Tranche B of the Bridge Facility and (iv) GSLP is pleased to advise you of its several, but not joint, commitment to provide 50% of Tranche B of the Bridge Facility (in each case of clauses (i) through (iv) above, in such capacity, the “Initial Lenders”), (b) Barclays is pleased to advise you of its willingness, and you hereby engage Barclays, to act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Facility, all upon and subject to the terms and conditions set forth in this Commitment Letter, (c) GS Bank is pleased to advise you of its willingness, and you hereby engage GS Bank, to act as a syndication agent for the Bridge Facility and (d) each of Barclays and GS Bank is also pleased to advise you of its willingness, and you hereby engage Barclays and GS Bank, to act as the joint lead arrangers and joint bookrunners (in such capacity, the “Lead Arrangers”) for the Bridge Facility, and in connection therewith to form a syndicate of lenders for the Bridge Facility (collectively, the “Lenders”) reasonably acceptable to you, including Barclays, GS Bank and GSLP. It is understood and agreed that (x) Barclays will have “lead left” placement on all marketing materials relating to the Bridge Facility and Goldman Sachs will appear to the right of Barclays on all marketing materials relating to the Bridge Facility and (y) no additional agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in order to obtain commitments in connection with respect to the Bridge Facility without our and your mutual consent; provided that you may appoint additional documentation agents in a manner and with economics determined by you in consultation with the Lead Arrangers

The commitments of the Initial Lenders in respect of the Bridge Facility and the undertaking of the Lead Arrangers to provide the services described herein are subject only to the satisfaction of each of the conditions precedent set forth in Section 5 below and in Exhibit D attached hereto.

2. Syndication. The Lead Arrangers (x) intend to commence syndication of Tranche A of the Bridge Facility promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter and (y) upon a determination by the Lead Arrangers that the Amendment Effective Date is not likely to occur on or prior to the Closing Date (which determination shall be made on the 21st day following the Signing Date (as defined below) (or such later date as may be agreed by the Lead Arrangers)), intend to commence syndication of Tranche B of the Bridge Facility at any time after your acceptance of the terms of this Commitment Letter and the Fee Letter and, assuming that syndication is commenced promptly after the Signing Date, you agree to provide us with a period of at least 15 consecutive business days following the launch of syndication and prior to the Closing Date to syndicate the Bridge Facility; provided, however, that notwithstanding the assignment provisions in this Commitment Letter and anything else to the contrary contained herein, (a) until the date that is 60 days after the date hereof, the selection of Lenders by the Lead Arrangers shall be subject to the Borrower’s approval in its sole discretion and (b) following the date that is 60 days after the date hereof, if and for so long as a Successful Syndication (as defined in the Fee Letter) has not been achieved, the selection of Lenders by the Lead Arrangers shall be in consultation with the Borrower (in each case, other than (i) certain competitors of the Acquired Company and its subsidiaries identified in writing from time to time or (ii) institutions designated in writing by you at any time on or prior to the date of this Commitment Letter (such competitors and institutions (including their respective named affiliates designated in writing from time to time or otherwise clearly identifiable as affiliates solely on the basis of their name (other than bona fide fixed income investors or debt funds unless designated in writing on or prior to the date hereof)) collectively, the “Disqualified Institutions”; provided that any supplementation after the date hereof under clause (i) or clause (ii) above shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Bridge Facility). Each Initial Lender’s commitment hereunder shall be reduced dollar-for-dollar on a pro rata basis as and when commitments for the Bridge Facility are received from Lenders selected in accordance with this Section 2, to the extent that such Lender becomes party to the Credit Documentation (as hereinafter defined) as a “Lender” (including pursuant to an assignment and assumption agreement executed pursuant to the Credit Documentation) or otherwise party to this Commitment Letter pursuant to documentation reasonably satisfactory to the Lead Arrangers and you; provided that to the extent that any portion of the respective commitments of the Initial Lenders hereunder with respect to the Bridge Facility is syndicated to a Lender that, upon first becoming party to this Commitment Letter or the applicable Credit Documentation as described above, is not a commercial or investment bank whose senior, unsecured, long-term indebtedness has an “investment grade” rating by Moody’s (as defined below), S&P (as defined below), then the Initial Lenders shall not be relieved, released or novated from their respective obligations hereunder to fund such portion of such commitment on the Closing Date to the extent that such other Lender fails to fund such commitment on the Closing Date in accordance with the terms of the Bridge Facility; provided, further, that any reduction of Goldman Sachs’s commitments under the Bridge Facility in accordance with the previous sentence or as a result of a reduction of the overall commitments of GSLP and GS Bank, each in its capacity as an Initial Lender, pursuant to the terms of this Commitment Letter shall be allocated between GSLP’s and GS Bank’s respective commitments as determined by GSLP and GS Bank in their sole discretion.

You agree, upon the request of the Lead Arrangers, to assist, and to use your commercially reasonable efforts to cause the Acquired Companies to assist (to the extent practical and not in contravention of the terms of the Acquisition Agreement as in effect on the Signing Date), the Lead Arrangers in achieving a Successful Syndication. Such assistance shall include (a) your providing and causing your advisors to provide, and using your commercially reasonable efforts to cause the Acquired Companies and their advisors to provide (to the extent practical and not in contravention of the terms of the Acquisition Agreement as in effect on the Signing Date), the Lead Arrangers and the Lenders upon request with all information reasonably deemed necessary by the Lead Arrangers to complete such syndication, including, but not limited to, information and evaluations prepared by you, the Acquired Company and your and its advisors, or on your or its behalf, relating to the Transactions (including the Projections (as defined below)), (b) your assisting (and your using your commercially reasonable efforts to cause the Acquired Company to assist) in the preparation of a customary confidential information memorandum and lender presentation with respect to the Bridge Facility and other marketing materials reasonably requested by the Lead Arrangers to be used in connection with the syndication of the Bridge Facility (collectively with the Summary of Bridge Terms, Summary of Amendment Terms and any additional summary of terms prepared for distribution to Public Lenders (as defined below), the “Information Materials”), subject in all respects to the limitations on your rights to request such information concerning the Acquired Company and its subsidiaries as set forth in the Acquisition Agreement, (c) your using your commercially reasonable efforts to assist the Lead Arrangers such that their syndication efforts benefit from your existing banking relationships and the existing banking relationships of the Acquired Company, (d) your using your commercially reasonable efforts to obtain prior to the Closing Date, public corporate credit or family ratings of the Borrower after giving effect to the Transactions and public ratings for the New Notes from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”) (collectively, the “Ratings”), (e) your agreeing that until the end of the Syndication Period (as hereinafter defined) there shall be no competing offering, placement or arrangement of any syndicated bank financing or underwritten or privately placed debt securities by or on behalf of the Borrower or any of its subsidiaries and your agreeing to use commercially reasonable efforts to cause the Acquired Companies (to the extent practical and not in contravention of the terms of the Acquisition Agreement as in effect on the Signing Date) to ensure that there shall be no competing offering, placement or arrangement of any syndicated bank financing or underwritten or privately placed debt securities by or on behalf of the Acquired Company or any of its subsidiaries (other than (i) the New Notes, (ii) any borrowing under the Existing Revolving Credit Agreement, (iii) any commercial paper issued (A) in the ordinary course of business or (B) in connection with the Acquisition, (iv) any indebtedness of the Acquired Companies permitted to be incurred prior to the Closing Date pursuant to the terms of the Acquisition Agreement as in effect on the Signing Date and (v) any other financing agreed by the Lead Arrangers), in each case that would reasonably be expected to materially impair the primary syndication of the Bridge Facility and (f) your otherwise assisting the Lead Arrangers in its syndication efforts, including by making your senior management and advisors available, and, upon request of the Lead Arrangers, using your commercially reasonable efforts to make the senior management and advisors of the Acquired Company available (to the extent practical and not in contravention of the terms of the Acquisition Agreement as in effect on the Signing Date), from time to time to attend and make presentations regarding the business of the Borrower, the Acquired Company and their respective subsidiaries, as appropriate, at a reasonable number of meetings of, or conference calls with, existing or prospective Lenders, as applicable, in all cases at times and locations to be mutually agreed (it being understood as of the date hereof that no formal in-person bank meeting is expected for the syndication of the Bridge Facility). Without limiting your obligations to assist with syndication efforts as set forth above, and notwithstanding anything to the contrary herein or in the Fee Letter, the Commitment Parties acknowledge and agree that neither the commencement nor the completion of the syndication of the Bridge Facility (including a Successful Syndication), nor the obtaining of the Ratings, nor any other provision of this paragraph shall constitute a condition precedent to the availability and initial funding of the Bridge Facility on the Closing Date.

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Bridge Facility in consultation with you, including decisions as to the selection (subject to the foregoing provisions of this Section 2) of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Bridge Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Bridge Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the discretion of the Lead Arrangers in consultation with you, subject to the terms and provisions of the Fee Letter.

3. Information Requirements. You hereby represent that, to your knowledge with respect to the Acquired Company and its subsidiaries, (a) all written information concerning you and your subsidiaries and the Acquired Company and its subsidiaries, other than Projections, other forward-looking information and information of a general economic or industry-specific nature, if any, which has been or is hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives (or by or on behalf of the Acquired Company or any of its representatives) in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading (after giving effect to all supplements and updates thereto from time to time), and (b) all financial projections concerning the Borrower, the Acquired Company and their respective subsidiaries that have been or are hereafter made available to the Lead Arrangers by you or on behalf of you or any of your representatives or by the Acquired Company or on behalf of the Acquired Company or any of its representatives (the “Projections”) have been or will be prepared in good faith and to management’s knowledge and belief have been or will be based upon assumptions believed by you to be reasonable at the time made and at the time such Projections are furnished to the Lead Arrangers (it being understood that Projections are subject to significant uncertainty and contingencies many of which are beyond your control, and no assurance can be given that the Projections will be realized, and that actual results may differ from projected results and that such differences may be material). You agree that if, at any time from the date hereof until the earlier of (A) the achievement of a Successful Syndication and (B) 60 days following the Closing Date (such period, the “Syndication Period”) (or, if later, the Closing Date), you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information or the Projections were being furnished and such representations were being made at such time, you will (or, prior to the Closing Date with respect to Information and Projections concerning the Acquired Company and its subsidiaries, you will, subject to the limitations on your rights as set forth in the Acquisition Agreement, use commercially reasonable efforts to) furnish us with supplements to the Information and the Projections, in each case from time to time, so that the representations in the preceding sentence remain correct in all material respects; provided that such supplementation shall cure any breach of such representation. In issuing this commitment and in arranging and syndicating the Bridge Facility, the Lead Arrangers are and will be using and relying on the Information and the Projections without independent verification thereof.

You acknowledge that the Commitment Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on SyndTrak. In addition, if in connection with any syndication of the Bridge Facility, the Lead Arrangers request, you will assist in preparing Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender” and all other Lenders “Private Lenders”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing (the “Public Information Materials”). You agree, however, that the Credit Documentation will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof (which shall include (a) customary exculpation language and (b) reasonable limitations with respect to the dissemination of Information Materials to Public Lenders). In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that the Lead Arrangers on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) the Summary of Bridge Terms and notifications of changes to the terms of the Bridge Facility and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Bridge Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers will not distribute such materials to Public Lenders without further discussions with you. You agree that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

4. Fees, Reimbursements and Indemnities.

(a) You agree to pay, or cause to be paid, the fees set forth in the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Bridge Facility Fee Letter”) and the fee letter addressed to you dated as of from Barclays (the “Agency Fee Letter”, and together with the Bridge Facility Fee Letter, the “Fee Letter”). You further agree to reimburse the Initial Lenders and the Lead Arrangers from time to time promptly after demand for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, reasonable due diligence expenses and CUSIP fees for registration with the Standard & Poor’s CUSIP Service Bureau) incurred in connection with the Bridge

Facility, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby (but limited, in the case of legal fees and expenses, whether or not the Closing Date occurs to the reasonable and documented out-of-pocket fees and expenses of one counsel, which shall be Davis Polk & Wardwell LLP, as counsel for the Administrative Agent, the Initial Lenders and the Lead Arrangers, taken as a whole) and in all other cases, if the Closing Date occurs (or in the case that the Closing Date does not occur, limited to (i) up to $15,000 in the aggregate for Barclays and (ii) up to $15,000 in the aggregate for Goldman Sachs).

(b) You agree to indemnify and hold harmless each of the Commitment Parties, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees and expenses of one counsel, representing all of the Indemnified Parties, taken as a whole (except to the extent that any Indemnified Party reasonably determines that separate counsel is necessary to avoid a conflict of interest)) that may be incurred by or asserted or awarded against any Indemnified Party within 30 days following written demand therefor setting forth in reasonable detail a description of such claims, damages, losses, liabilities and expenses, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or (b) the Bridge Facility or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s material breach of this Commitment Letter, the Fee Letter or any of the Credit Documentation, gross negligence, bad faith or willful misconduct (but in the case of any such material breach, only if the claim of such material breach is brought by you) or (y) disputes solely among Lenders not involving any act or omission of you or your subsidiaries (other than any Proceeding (as defined below) against any Commitment Party solely in its capacity or in fulfilling its role as Administrative Agent or Lead Arranger or similar role in connection with the Bridge Facility). In the case of an investigation, litigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors, the Acquired Company or their respective subsidiaries, affiliates or equity holders or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. It is agreed that no party hereto shall have any liability (whether direct or indirect, in contract or tort or otherwise) to any other party or such party’s subsidiaries or affiliates or to its or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such party’s material breach of this Commitment Letter, gross negligence, bad faith or willful misconduct; provided, that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and that the Commitment Parties shall be severally liable solely in respect of their respective commitments to the Bridge Facility, on a several, and not joint, basis with any other Lender. Notwithstanding any other provision of this Commitment Letter, no party hereto shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, unless such damages are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such party’s material breach of this Commitment Letter, gross negligence, bad faith or willful misconduct. You shall not be liable for any settlement of any

Proceeding effected without your prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your prior written consent or if there is a final judgment in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 4. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of fault by or on behalf of such Indemnified Party.

5. Conditions to Financing. The commitments of the Initial Lenders in respect of the Bridge Facility and the undertaking of the Lead Arrangers to provide the services described herein are subject only to the satisfaction of each of the conditions set forth in Exhibit D hereto under the heading “Conditions Precedent to Closing”, it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Credit Documentation) other than such conditions (and upon satisfaction or waiver of such conditions, the initial funding under the Bridge Facility shall occur). Notwithstanding anything in this Commitment Letter, the Fee Letter, the definitive documentation with respect to the Bridge Facility (the “Credit Documentation”) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations relating to you, your subsidiaries, the Acquired Company, its subsidiaries and its businesses the accuracy of which shall be a condition to the availability of the Bridge Facility on the Closing Date shall be (i) the representations made by or with respect to the Acquired Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, in their capacities as such, but only to the extent that the Borrower or any of its subsidiaries has the right (taking into account any applicable cure provisions) to terminate its obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement (as hereinafter defined), as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as hereinafter defined) and (b) the terms of the Credit Documentation shall be in a form such that they do not impair the availability or funding of the Bridge Facility on the Closing Date if the applicable conditions set forth in Exhibit D hereto under the heading “Conditions Precedent to Closing” are satisfied (or waived by the Commitment Parties). For purposes hereof, “Specified Representations” means the representations and warranties in the Credit Documentation relating to the Borrower’s corporate status; the Borrower’s corporate power and authority to enter into the Credit Documentation; due authorization, execution, delivery by the Borrower and enforceability of the Credit Documentation; no conflicts of the Credit Documentation with, or require consent under, (i) the Borrower’s charter documents or (ii) any instrument evidencing indebtedness of the Borrower or any of its material subsidiaries in a committed or principal amount greater than $300,000,000 (determined pro forma for the Transactions and without any materiality or “material adverse effect” qualifications); solvency as of the Closing Date (after giving effect to the Acquisition) (solvency to be defined in a manner consistent with the solvency certificate set forth in Annex I hereto); Federal Reserve margin regulations; the use of proceeds not violating OFAC or the FCPA; the USA Patriot Act, the Investment Company Act and absence of any event of default arising from any payment (or principal or interest) default, bankruptcy default or default arising from the intentional breach of the fundamental changes covenant (the “Specified Defaults”) immediately before and after giving effect to the Transactions. This paragraph shall be referred to herein as the “Limited Conditionality Provisions”.

6. Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, except (1) for disclosure hereof or thereof to your board of directors, officers, employees, accountants, attorneys and other professional advisors retained by you in connection with the Bridge Facility, in each case, on a confidential basis, (2) for disclosure hereof or thereof (and, in the case of the Fee Letter, redacted in a manner reasonably satisfactory to the Lead Arrangers) to the Acquired Company and its subsidiaries and the officers, employees, accountants, attorneys and other professional advisors of the Acquired Company and its subsidiaries, in each case, on a confidential basis or (3) for disclosure hereof or thereof upon request or demand of any regulatory authority having jurisdiction over you or as otherwise required by law, regulation or compulsory legal process (in which case you agree to inform us promptly thereof to the extent not prohibited by law, rule or regulation), may not be disclosed in whole or in part to any person or entity without our prior written consent (which consent shall not be unreasonably withheld); provided, however, it is understood and agreed that (i) you may disclose this Commitment Letter (including the Summary of Bridge Terms) but not the Fee Letter after your acceptance of this Commitment Letter and the Fee Letter, (A) in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges (or as a result of compliance by you with certain indentures governing your indebtedness) and (B) to rating agencies on a confidential basis, (ii) the fee and other amounts herein and in the Fee Letter may be reflected in your financial statements as part of the aggregate expenses in connection with the transactions contemplated hereby and may otherwise be disclosed as part of projections, pro forma information and a generic disclosure of aggregate sources and uses and (iii) you may disclose this Commitment Letter (including the Summary of Bridge Terms) and the Fee Letter to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter. Notwithstanding the foregoing, you may make public announcements of the Transactions and disclose the existence of the commitments and undertakings made hereunder and the respective roles of the Lead Arrangers and the Initial Lenders in connection with the Transactions after your acceptance of this Commitment Letter and the Fee Letter; provided that you agree to consult with the Lead Arrangers with respect to any portions of any announcement that name, or provide information that would readily permit identification of, any Lead Arranger or Initial Lender. This paragraph shall terminate (as it relates to the Commitment Letter but not as it relates to the Fee Letter) on the eighteen month anniversary of the date hereof.

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the applicable Commitment Party agrees to inform you promptly thereof to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over a Commitment Party or any of its affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this Commitment Letter by a Commitment Party, (iv) to the Commitment Parties’ respective affiliates and the Commitment Parties’ and such affiliates’ respective directors, officers, employees, legal counsel, independent auditors and other experts or agents who need to know such information solely in connection with the Transactions and are informed of the confidential nature of such information; provided that such Commitment Party shall be responsible for such affiliates’, employees’, independent auditors’ and other experts’ or agents’ compliance with this paragraph, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is or was independently developed by the Commitment Parties, (viii) to market data collectors, similar service providers to the lending industry, and service providers to the Lead Arrangers in connection with the administration and management of the Bridge Facility; provided that such information is limited to the existence of this Commitment Letter and generic information about the Bridge Facility or (ix) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material). This paragraph shall terminate on the earlier of (x) the eighteen month anniversary of the date hereof and (y) the execution of the Credit Documentation (in which case superseded by the confidentiality provision of the Credit Documentation).

You acknowledge that Goldman Sachs & Co. is acting as a buy-side financial advisor to you (or one of your affiliates) (in such capacity, the “Financial Advisor”) in connection with the Acquisition. You agree to such retention, and further agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of the Financial Advisor in such capacity and the obligations of GS Bank and GSLP hereunder, on the other hand. Each of the Commitment Parties hereto acknowledges (i) the retention of Goldman Sachs & Co. as the Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of Goldman Sachs or its affiliates.

Please be advised that each Commitment Party and its subsidiaries and affiliates (each collectively, an “Investment Bank Group”) comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of corporations and individuals from which conflicting interests or duties, or a perception thereof, may arise. You expressly acknowledge that, in the ordinary course of business, the Commitment Parties and other parts of the Investment Bank Groups at any time (i) may invest on a principal basis or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions, for their own accounts or the accounts of customers, in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of any prospective investor, the Borrower, the Acquired Company or any other company that may be involved in any proposed transaction and (ii) may be providing or arranging financing and other financial services to any prospective investor, the Borrower, the Acquired Company or other companies that may be involved in a competing transaction, in each case whose interests may conflict with yours.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Bridge Facility and any related arranging or other services described in this Commitment Letter are arm’s length commercial transactions between you and your affiliates, on the one hand, and the Initial Lenders and the Lead Arrangers, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Commitment Letter; (ii) in connection with the process leading to such transaction, each Initial Lender and each Lead Arranger is and has been acting solely as a principal and is not an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (iii) neither any Initial Lender nor any Lead Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any Initial Lender or any Lead Arranger has advised or is currently advising you or your affiliates on other matters) and neither any Initial Lender nor any Lead Arranger has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and/or the Credit Documentation; (iv) each Initial Lender and each Lead Arranger and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and, except as may otherwise be expressly set forth in a written agreement among the relevant parties, the Initial Lenders and the Lead Arrangers have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Initial Lenders and the Lead Arrangers have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.

You acknowledge that Barclays currently is acting as a lender under the Existing Credit Agreement, and any Commitment Party or its affiliates may currently or in the future hold debt or equity securities or other instruments (including bank loans) in the Borrower, the Acquired Company or any of their respective affiliates, and you and your affiliates’ rights and obligations under any other agreement with the Commitment Parties or any of their respective affiliates (including the Existing Credit Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by a Commitment Party’s performance or lack of performance of services hereunder. You further acknowledge that each Commitment Party or its affiliates may currently or in the future participate in other debt or equity transactions on behalf of or render financial advisory services to you or other companies that may be involved in a competing transaction. You hereby agree that each Commitment Party may render its services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and you hereby waive any conflict of interest claims relating to the relationship between the Commitment Parties and you and your affiliates in connection with the transactions contemplated hereby, on the one hand, and the exercise by a Commitment Party or any of its affiliates of any of their rights and duties under any credit or other agreement (including the Existing Credit Agreement), on the other hand. The terms of this paragraph shall survive the expiration or termination of this Commitment Letter for any reason whatsoever.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “USA Patriot Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify you in accordance with the USA Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party and each Lender.

7. Survival of Obligations. The provisions of Sections 2, 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder; provided that (x) the reimbursement and indemnification provisions in Section 4 hereof shall be superseded and replaced by those set forth in the Credit Documentation upon the effectiveness thereof, in each case to the extent covered thereby, and (y) the provisions of paragraphs 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness and/or funding of the Bridge Facility.

8. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter and the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in any such court. Notwithstanding anything herein to the contrary and the governing law provisions of the Fee Letter, it is understood and agreed that (a) the interpretation of the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on the Signing Date) (and whether or not a “Material Adverse Effect” has occurred), (b) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate has the right to terminate your or their obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter and the Fee Letter embody the entire agreement and understanding among the parties hereto and your affiliates with respect to the Bridge Facility and supersede all prior agreements and understandings relating to the specific matters hereof. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

Except as otherwise provided above in Section 2, this Commitment Letter is not assignable by any party hereto without the prior written consent of each other party hereto and is intended to be solely for the benefit of the parties hereto and, solely to the extent provided above, the Indemnified Parties; provided that GS Bank may assign its commitments and agreements hereunder, in whole or in part, to GSLP and vice versa, and any such assignment will relieve such assignor of its obligations hereunder dollar-for-dollar by the amount of such assigned commitments (and the applicable assignee’s commitments will be increased dollar-for-dollar by the amount of such assigned commitments).

Any and all obligations of, and services to be provided by Barclays or Goldman Sachs hereunder (including, without limitation, its commitment) may be performed and any and all rights of Barclays and Goldman Sachs hereunder may be exercised by or through any of its respective affiliates or branches and, in connection with such performance or exercise, Barclays or Goldman Sachs may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to Barclays and Goldman Sachs, as applicable, hereunder.

Please indicate your acceptance of the terms of the Bridge Facility set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter, the Fee Letter, and paying the fees specified in the Fee Letter to be payable upon acceptance of this Commitment Letter with respect to the Bridge Facility by wire transfer of immediately available funds to the account specified by us, not later than 11:59 p.m. (New York City time) on March 17, 2019 (the “Signing Date”), whereupon the undertakings of the parties with respect to the Bridge Facility shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Bridge Facility if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of the Commitment Parties hereunder (or under the Credit Documentation, as applicable) will expire on the earliest of (a) the Termination Date (as defined in the Acquisition Agreement as in effect on the Signing Date, without giving effect to any amendment thereto or consent thereunder, and as it may be extended in accordance with the terms of the Acquisition Agreement as in effect on the Signing Date), unless the Closing Date occurs on or prior thereto, (b) the execution of the Credit Documentation (the date of such execution being referred to herein as the “Effective Date”), (c) the closing of the Acquisition without the use of the Bridge Facility, (d) the termination or expiration of the Acquisition Agreement or (e) receipt by the Lead Arrangers of written notice from the Borrower of its election to terminate all commitments under the Bridge Facility in full.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained therein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter and the Summary of Bridge Terms (it being acknowledged and agreed that the commitment provided herein is subject to conditions precedent as provided herein).

[The remainder of this page intentionally left blank.]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ E. Pete Contrucci
Name: E. Pete Contrucci III
Title: Managing Director

[Signature Page to Commitment Letter]

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to Commitment Letter]

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Virginia Daughtrey
Name: Virginia Daughtrey
Title: SVP of Finance and Treasurer

[Signature Page to Commitment Letter]

Exhibit A

TRANSACTION DESCRIPTION

Capitalized terms used but not otherwise defined in this Exhibit A shall have the meanings set forth in the Commitment Letter and the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”).

The Borrower intends to acquire, through Merger Sub (as defined below), the Acquired Company. In connection with the foregoing, it is intended that (the transactions referred to below, collectively, the “Transactions”):

1.

The Borrower intends to establish Wrangler Merger Sub, Inc. (“Merger Sub”), a newly formed Delaware corporation and a wholly-owned subsidiary of the Borrower, in order to effectuate the Acquisition pursuant to and as defined in the Acquisition Agreement.

2.

In connection with the Acquisition, the Borrower intends to (a) issue senior unsecured notes through one or more public offerings or private placements (the “New Notes”), (b) obtain an amendment (the “Amendment”) to the Existing Revolving Credit Agreement substantially consistent with the terms described in Exhibit C to the Commitment Letter (as so amended, the “Amended Credit Agreement” and the effective date of the Amendment, the “Amendment Effective Date”), and borrow revolving loans under the Amended Credit Agreement in an amount up to $2.0 billion to finance a portion of the Transactions (the “Specified Revolving Loans”), (c) issue in lieu of borrowing the Specified Revolving Loans commercial paper in an amount up to $2.0 billion to finance a portion of the Transactions (the “Specified Commercial Paper”), (d) obtain in lieu of some or all of the financings described in clauses (a), (b) and (c) above, a senior unsecured bridge loan facility described in Exhibit B to the Commitment Letter (the “Bridge Facility”), in an aggregate principal amount of (x) $7.5 billion (such amount referred to herein as the “Tranche A of the Bridge Facility”) plus (y) if the Amendment Effective Date fails to occur on or prior to the Closing Date, $2.0 billion (such amount referred to herein as the “Tranche B of the Bridge Facility”), which amount shall be used to finance the Acquisition on the Closing Date, to refinance obligations under the Existing Target Credit Agreement and to pay costs and expenses related to the Acquisition and the other Transactions referred to in this Exhibit A.

3.

The Borrower will (a) issue an agreed amount of its common stock (the “Borrower Stock”) for distribution to the shareholders of the Acquired Company as partial merger consideration (the “Borrower Stock Contribution”) and (b) apply the proceeds of the financings described in paragraph 2 above, together with cash on hand, to (i) pay, directly or indirectly, the aggregate consideration in respect of all of the issued and outstanding equity interests of the Acquired Company in accordance with the terms of the Acquisition Agreement and (ii) to repay in full, directly or indirectly, that certain Third Amended and Restated Loan Agreement, dated as of September 8, 2017, by and among the Acquired Company, as borrower, the guarantors party thereto, the financial institutions party thereto, as lenders and Morgan Stanley Senior Funding, Inc., as the administrative agent (as amended by that certain Amendment No. 4 dated as of October 3, 2017, that certain Amendment No. 5 dated as of June 22, 2018 and as otherwise amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Target Credit Agreement” and such repayment, the “Refinancing”).

Exhibit A-1

4.	The Borrower will, directly or indirectly, pay the costs and expenses related to the Acquisition and the other Transactions referred to in this Exhibit A.

Exhibit A-2

Exhibit B

PROJECT FALCON

SUMMARY OF TERMS AND CONDITIONS

BRIDGE FACILITY

Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter and the other Exhibits to the Commitment Letter to which this Exhibit B is attached.

BORROWER:	Fidelity National Information Services, Inc., a Georgia corporation (the “Borrower”).

FACILITY:	A 364-day senior unsecured bridge facility (the “Bridge Facility”; the loans thereunder, the “Bridge Loans”) in an aggregate principal amount in U.S. dollars of (x) $7.5 billion (such amount referred to herein as “Tranche A of the Bridge Facility”) plus (y) until the Amendment Effective Date occurs, $2.0 billion (such amount referred to herein as “Tranche B of the Bridge Facility”).

ADMINISTRATIVE AGENT:	Barclays Bank PLC (“Barclays” and, in such capacity, the “Administrative Agent”) will act as sole and exclusive administrative agent.

SYNDICATION AGENT:	Goldman Sachs Bank USA (“GS Bank”) will act as syndication agent.

DOCUMENTATION
AGENTS:	Certain financial institutions selected by the Borrower in consultation with the Lead Arrangers will act as documentation agents.

JOINT LEAD ARRANGERS AND
JOINT BOOK MANAGERS:	Barclays and GS Bank (collectively, the “Lead Arrangers”) will act as joint lead arrangers and joint bookrunners.

LENDERS:	A syndicate of financial institutions (including Barclays, GS Bank and Goldman Sachs Lending Partners LLC but excluding any Disqualified Institution) arranged by the Lead Arrangers, which institutions shall be reasonably acceptable to the Borrower (the “Lenders”).

PURPOSE:	At the Closing Date, the proceeds of the Bridge Facility shall finance, in part, the Acquisition, the Refinancing and the costs and expenses related to the Transactions.

AVAILABILITY:	The Bridge Facility is available for a single drawing to be made on the date of consummation of the Acquisition (such date, the “Closing Date”), which shall occur on or prior to the Termination Date (as defined in the Acquisition Agreement as in effect on the Signing Date, without giving effect to any amendment thereto or consent thereunder, and as it may be extended in accordance with the terms of the Acquisition Agreement as in effect on the Signing Date). Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

Exhibit B-1

MATURITY AND
AMORTIZATION:	The Bridge Facility shall terminate and all amounts outstanding thereunder shall be due and payable 364 days following the Closing Date and shall require no scheduled amortization.

SECURITY:	Unsecured.

GUARANTEES:	Immediately after the effectiveness of the Acquisition, any subsidiary that becomes a guarantor under the Existing Revolving Credit Agreement or any subsidiary that becomes a borrower or guarantor under any other senior debt for borrowed money of the Borrower or any of its subsidiaries (excluding, for the avoidance of doubt, the Acquired Company’s existing senior notes as of the Signing Date) issued or incurred after the Signing Date in a committed or principal amount greater than $500,000,000 shall guarantee the Bridge Facility.

INTEREST RATE:	As set forth in Addendum I.

MANDATORY REPAYMENTS AND COMMITMENT
REDUCTIONS:	On or prior to the Closing Date, the commitments in respect of the Bridge Facility under the Commitment Letter or under the Credit Documentation (as applicable) shall be permanently reduced, and after the Closing Date, the Bridge Loans shall be prepaid, in each case, dollar-for-dollar by the following amounts (in each case subject to exceptions to be agreed):

(a) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries (including insurance, casualty and condemnation proceeds) (other than net cash proceeds from all such non-ordinary course asset sales or other dispositions of property to the extent the aggregate amount of such net cash proceeds, together with the aggregate amount of net cash proceeds from all equity or equity-linked securities described in the corresponding parenthetical in paragraph (c) below, is less than $200 million), subject to exceptions to be agreed, and subject to the right to reinvest 100% of such proceeds, if such proceeds are re-invested in assets used or useful for their business, including in permitted acquisitions or capital expenditures within 6 months of receipt, which net cash proceeds shall be applied to (x) before the Closing Date, first reduce Tranche A of the Bridge Facility until the commitments in respect of Tranche A of the Bridge Facility are reduced to zero, then reduce Tranche B of the Bridge Facility and (y) after the Closing Date, reduce Tranche A and Tranche B of the Bridge Facility on a pro rata basis based on the amount of Bridge Loans outstanding thereunder;

Exhibit B-2

(b) without duplication of clause (d), 100% of the net cash proceeds received from any issuance or incurrence of debt for borrowed money (including any New Notes), other than (i) any intercompany debt of the Borrower or any of its subsidiaries, (ii) any debt of the Borrower or any of its subsidiaries incurred under the Existing Revolving Credit Agreement, (iii) any working capital facilities (including receivables securitization facilities) of the Borrower or any of its subsidiaries, (iv) any commercial paper, (v) capital leases or other debt issued or incurred to finance the acquisition of fixed or capital assets and (vi) other debt for borrowed money to be agreed upon, which net cash proceeds shall be applied to (x) before the Closing Date, first reduce Tranche A of the Bridge Facility until the commitments in respect of Tranche A of the Bridge Facility are reduced to zero, then reduce Tranche B of the Bridge Facility and (y) after the Closing Date, reduce Tranche A and Tranche B of the Bridge Facility on a pro rata basis based on the amount of Bridge Loans outstanding thereunder;

(c) 100% of the net cash proceeds received from any issuance of equity or equity-linked securities (in a public offering or private placement) by the Borrower or any of its subsidiaries (other than net cash proceeds from all such equity or equity-linked securities to the extent the aggregate amount of such net cash proceeds, together with the aggregate amount of net cash proceeds from all non-ordinary course asset sales or other dispositions of property described in the corresponding parenthetical in paragraph (a) above, is less than $150 million), subject to exceptions and thresholds to be agreed upon including (i) equity interests or such other securities issued pursuant to employee stock plans or employee compensation plans or contributed to pension funds, (ii) equity interests or such other securities issued or transferred as consideration in connection with any acquisition, divestiture or joint venture arrangement and (iii) equity interests or such other securities issued to the Borrower or any of its subsidiaries, which net cash proceeds shall be applied to (x) before the Closing Date, first reduce Tranche A of the Bridge Facility until the commitments in respect of Tranche A of the Bridge Facility are reduced to zero, then reduce Tranche B of the Bridge Facility and (y) after the Closing Date, reduce Tranche A and Tranche B of the Bridge Facility on a pro rata basis based on the amount of Bridge Loans outstanding thereunder;

(d) without duplication of clause (b), 100% of the commitments provided to the Borrower or any of its subsidiaries pursuant to any committed but unfunded bank term loan credit agreement or similar definitive agreement for the incurrence of debt for borrowed money that has become effective solely for the purpose of financing the Transactions and having conditions to availability

Exhibit B-3

which are not more restrictive than the conditions to availability of the Bridge Facility (as reasonably determined by the Borrower upon entering into such committed financing) (a “Qualifying Term Loan Facility”), which reduction shall be applied to (x) before the Closing Date, first reduce Tranche A of the Bridge Facility until the commitments in respect of Tranche A of the Bridge Facility are reduced to zero, then reduce Tranche B of the Bridge Facility and (y) after the Closing Date, reduce Tranche A and Tranche B of the Bridge Facility on a pro rata basis based on the amount of Bridge Loans outstanding thereunder; and

(e)(i) on the Amendment Effective Date, commitments in respect of Tranche B of the Bridge Facility shall be automatically and permanently reduced to zero and (ii) if the Amendment Effective Date fails to occur on or prior to the Closing Date, unused commitments in respect of Tranche B of the Bridge Facility shall be automatically and permanently reduced to zero on the Closing Date.

The Borrower shall give the Administrative Agent prompt written notice of any commitment reduction or prepayment required pursuant to this section or of having entered into a Qualifying Term Loan Facility.

In addition, the commitments shall terminate on the earliest of (a) the Termination Date (as defined in the Acquisition Agreement as in effect on the Signing Date, without giving effect to any amendment thereto or consent thereunder, and as it may be extended in accordance with the terms of the Acquisition Agreement as in effect on the Signing Date), (b) the closing of the Acquisition without drawing on the Bridge Facility, and (c) the date that the Acquisition Agreement is terminated or expires.

OPTIONAL PREPAYMENTS
AND COMMITMENT
REDUCTIONS:	The Borrower may prepay the Bridge Loans in whole or in part at any time without penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. At the Borrower’s option, the unutilized portion of any commitment under the Bridge Facility may be irrevocably canceled in whole or in part at any time prior to the Closing Date without penalty. Loans under the Bridge Facility that have been optionally prepaid may not be reborrowed.

CONDITIONS PRECEDENT
TO CLOSING:	Subject to the Limited Conditionality Provisions in all respects, the closing (and the funding) of the Bridge Facility will be subject only to satisfaction of the conditions precedent set forth in Exhibit D to the Commitment Letter.

Exhibit B-4

DOCUMENTATION:	Subject to the Limited Conditionality Provisions in all respects, for purposes hereof, including the Commitment Letter and all exhibits and annexes thereto, the term “substantially the same as the Existing Revolving Credit Agreement” and words of similar import means substantially the same as the Existing Revolving Credit Agreement with modifications (a) as are necessary to reflect the terms specifically set forth in the Commitment Letter (including the exhibits thereto) (including the nature of the Bridge Facility as a bridge financing) and the Fee Letter, (b) to reflect any changes in law or accounting standards since the date of the Existing Revolving Credit Agreement, (c) to reflect the operational or administrative requirements of the Administrative Agent, and (d) to the extent not inconsistent with the terms of the Commitment Letter (including all exhibits thereto), as agreed by the Borrower and the Lead Arrangers after good faith consideration of comments from the Lead Arrangers and the syndicate of Lenders, on one hand, or the Borrower, on the other.

REPRESENTATIONS
AND WARRANTIES:	Substantially the same as those in the Existing Revolving Credit Agreement (modified as appropriate for the Transactions), but in any event not to be any more onerous or restrictive than those in the Existing Revolving Credit Agreement, and limited to: (i) existence, qualification and power; compliance with laws (ii) authorization, no contravention; (iii) governmental authorization, other consents; (iv) binding effect; (v) financial statements, no material adverse effect; (vi) litigation; (vii) ownership of property; liens; (viii) anti-corruption laws and sanctions; (ix) taxes; (x) ERISA compliance; (xi) margin regulations; (xii) investment company act; (xiii) disclosure; (xiv) no Specified Default and (xv) solvency (in each case, subject to materiality qualifiers, thresholds and other exceptions set forth in the Existing Revolving Credit Agreement).

All representations made on the Closing Date shall be made after giving effect to the Acquisition.

COVENANTS:	Substantially the same as those in the Existing Revolving Credit Agreement, modified as appropriate for the Transactions, but in any event not to be any more onerous or restrictive than those in the Existing Revolving Credit Agreement and limited to:

(a)   Affirmative Covenants – (i) financial statements; (ii) certificates and other information; (iii) notices; (iv) payment of obligations; (v) preservation of existence, etc.; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws; (ix) books and records; (x) inspection rights; (xi) use of proceeds; (xii) further assurances; and (xiii) designation of unrestricted subsidiaries (in each case, subject to materiality qualifiers, thresholds and other exceptions set forth in the Existing Revolving Credit Agreement).

Exhibit B-5

(b)   Negative Covenants – Restrictions on (i) liens; (ii) mergers and consolidations; (iii) subsidiary indebtedness; (iv) dispositions; (v) restricted payments; and (vi) use of proceeds (in each case, subject to baskets, thresholds and other exceptions set forth in the Existing Revolving Credit Agreement).

Other than as expressly provided herein, all covenants and events of default shall apply commencing on the Effective Date.

FINANCIAL COVENANTS:	Maintenance by the Borrower, measured as of the last day of each fiscal quarter, beginning with the first full fiscal quarter after the Closing Date, on a consolidated basis, of:

(a) a maximum Leverage Ratio (to be defined as set forth in the Existing Revolving Credit Agreement) no greater than 3.50x; provided that (i) at the election of the Borrower, the level set forth above shall be increased to 4.00x in connection with a Qualified Acquisition (as defined in the Existing Revolving Credit Agreement) (a “Qualified Acquisition Election”) for the four quarter period starting with the fiscal quarter in which such Qualified Acquisition is consummated and continuing for the three fiscal quarters immediately following such fiscal quarter, and, for the avoidance of doubt, no other quarter-end (other than such four quarter-ends); provided, that upon the Borrower’s return to the level set forth above after any such election, the Borrower must maintain such level for at least two fiscal quarters before it may elect to increase the level for a subsequent time and (ii) at the election of the Borrower, the level set forth above shall be increased to 4.50x in connection with a Specified Qualified Acquisition (as defined in the Existing Revolving Credit Agreement) (a “Specified Qualified Acquisition Election”) only for the eight quarter period starting with the fiscal quarter in which such Specified Qualified Acquisition is consummated; provided, further, that the applicable level shall be reduced by 0.25x at the end of the second, fourth, sixth and seventh full fiscal quarters after the Specified Qualified Acquisition is consummated. The Borrower may make a Specified Qualified Acquisition Election only once during the life of the Bridge Facility and may make a Qualified Acquisition Election only once during the life of the Amended Revolving Credit Agreement; provided, further that at any time that the Existing Revolving Credit Agreement remains in place, if the leverage ratio covenant thereunder is more restrictive than the leverage ratio covenant under the Bridge Facility, the leverage ratio covenant under the Bridge Facility shall be deemed to be amended to be consistent with such more restrictive leverage ratio; and

(b) a minimum interest coverage ratio (consolidated EBITDA/consolidated interest charges) set at 3.0x for all testing periods (same as the Existing Revolving Credit Agreement).

Exhibit B-6

EVENTS OF DEFAULT:	Substantially the same as those set forth in the Existing Revolving Credit Agreement and in any event not to be any more onerous or restrictive than those in the Existing Revolving Credit Agreement, and limited to: (i) nonpayment of principal, and, subject to grace periods consistent with the Existing Revolving Credit Agreement, interest, fees or other amounts; (ii) any representation or warranty proving to have been incorrect when made or confirmed in any material and adverse respect; (iii) failure to perform or observe covenants set forth in the Credit Documentation, subject to a grace period of 30 days with respect to certain covenants consistent with the Existing Revolving Credit Agreement after notice of such failure; (iv) cross-default to other indebtedness in an aggregate principal amount exceeding $300 million; (v) bankruptcy and insolvency defaults (with 60-day grace period for involuntary proceedings); (vi) monetary judgment defaults in an aggregate amount exceeding $300 million which are not covered by insurance and which remain unpaid and unstayed for a period of 60 days; (vii) actual or asserted invalidity of any Credit Documentation by the Borrower or any of its subsidiaries; (viii) change of control (to be defined as set forth in the Existing Revolving Credit Agreement); and (ix) ERISA defaults (in each case, subject to materiality qualifiers, notice requirements, thresholds and other exceptions set forth in the Existing Revolving Credit Agreement).

ASSIGNMENTS AND
PARTICIPATIONS:	Each Lender will be permitted to make assignments in a minimum amount of $5,000,000 to other financial institutions (other than Disqualified Institutions) approved by the Administrative Agent and, so long as no bankruptcy or payment Event of Default has occurred and is continuing, the Borrower, which approval shall not be unreasonably withheld or delayed; provided, however, that (x) the Borrower shall be deemed to have consented to any assignment unless it shall have objected thereto within 10 business days following receipt of written notice thereof, (y) neither the approval of the Borrower nor the Administrative Agent shall be required in connection with assignments to other Lenders, to any affiliate of a Lender, or to any Approved Fund (as such term is defined in the Existing Revolving Credit Agreement) and (z) Borrower’s consent to assignments shall not be required to the extent not required pursuant to the syndication provisions of the Commitment Letter. Notwithstanding the foregoing, however, any Lender assigning a commitment (prior to the funding of the Bridge Loans) shall be required to obtain the approval of the Administrative Agent, unless the proposed assignee is already a Lender. An assignment fee of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without

Exhibit B-7

consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the Credit Documentation to any Federal Reserve Bank. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date.

WAIVERS AND
AMENDMENTS:	Amendments and waivers of the provisions of the Credit Documentation will require the approval of Lenders holding Bridge Loans and commitments representing more than 50% of the aggregate amount of Bridge Loans and commitments under the Bridge Facility (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the amendment of certain pro rata sharing provisions and (ii) the amendment of voting percentages of the Lenders; and (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender; (ii) reductions of principal, interest or fees payable to such Lender (other than any waiver of the imposition of interest at the default rate); and (iii) extensions of scheduled maturities or times for payment to such Lender.

INDEMNIFICATION:	Substantially the same as the Existing Revolving Credit Agreement.

EUROPEAN UNION
BAIL-IN:	The Credit Documentation will contain a standard European Union bail-in acknowledgement.

GOVERNING LAW:	New York.

PRICING/FEES/ EXPENSES:	As set forth in Addendum I.

COUNSEL TO THE ADMINISTRATIVE AGENT
AND LEAD ARRANGERS:	Davis Polk & Wardwell LLP.

Exhibit B-8

ADDENDUM I

PRICING, FEES AND EXPENSES

INTEREST RATES:	At the Borrower’s option, any Bridge Loan that is made to it will bear interest at a rate equal to (i) LIBOR plus the Applicable Margin, or (ii) the Alternate Base Rate (to be defined as the highest of (a) the rate last quoted by The Wall Street Journal as the “prime rate” or, if The Wall Street Journal ceases to quote such rate, the highest rate per annum published by the Federal Reserve Board as the “bank prime loan” rate or, if such rate is no longer quoted, any similar release by the Federal Reserve Board (the “Prime Rate”), (b) the Federal Funds rate plus 0.50% and (c) one month LIBOR plus 1%) plus the Applicable Margin minus 1.00%. The Borrower may select interest periods of 1, 2, 3 or 6 months (or such other periods as all Lenders may agree) for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly. In no event shall LIBOR be less than 0%.

At the election of the Required Lenders or the Administrative Agent in the event of a payment event of default or automatically upon the occurrence of a bankruptcy event of default, a default rate shall apply on overdue amounts under the Bridge Facility at a rate per annum of 2% above the applicable interest rate (in the case of overdue principal) and 2% above the rate applicable to Alternate Base Rate Loans (in the case of all other overdue amounts).

APPLICABLE MARGIN:	The Applicable Margin for LIBOR loans and Alternate Base Rate loans shall be, at any time, the applicable rate per annum set forth in the table below corresponding to the long term unsecured senior, non-credit enhanced debt rating of the Borrower by S&P and/or Moody’s at such time (or, in the absence of such a debt rating, a comparable credit or issuer rating of the Borrower as reasonably determined by the Administrative Agent) (the “Public Debt Ratings”). The provisions set forth in the Existing Credit Agreement with respect to split ratings or absence of ratings shall apply.

Public Debt Ratings
Period	A- (or higher) / A3 (or higher)	BBB+ / Baa1	BBB / Baa2	BBB- / Baa3	Less than BBB- / Baa3
Closing Date until 89 days following the Closing Date	100.0 bps	112.5 bps	125.0 bps	137.5 bps	162.5 bps
90th day following the Closing Date until 179th day following the Closing Date	125.0 bps	137.5 bps	150.0 bps	162.5 bps	187.5 bps
180th day following the Closing Date until 269th day following the Closing Date	150.0 bps	162.5 bps	175.0 bps	187.5 bps	212.5 bps
From and after the 270th day following the Closing Date	175.0 bps	187.5 bps	200.0 bps	212.5 bps	237.5 bps

Exhibit B-9

LIBOR SUCCESSOR RATE:	Substantially the same as the Existing Revolving Credit Agreement.

DURATION FEES:	The Borrower will pay, on each applicable date, a fee for the ratable benefit of the Lenders, in an amount equal to the applicable percentage set forth in the table below of the aggregate principal amount of the Bridge Loans outstanding on such date.

Date
90th day following the Closing Date	50.0 bps
180th day following the Closing Date	75.0 bps
270th day following the Closing Date	100.0 bps

UNDRAWN
COMMITMENT FEES:	The Borrower will pay a fee (the “Undrawn Commitment Fee”), for the ratable benefit of the Lenders, based on the undrawn portion of the commitments in respect of the Bridge Facility under the Credit Documentation in an amount equal the applicable rate per annum set forth in the table below corresponding to the Borrower’s Public Debt Ratings. The Undrawn Commitment Fee shall accrue from and including the later of (x) the date that is 90 days after the Signing Date and (y) the Effective Date to but excluding the earlier of (i) termination or expiration of the commitments under the Bridge Facility and (ii) the Closing Date (such earlier date, the “Fee Payment Date”) and shall by be due and payable on the Fee Payment Date and be calculated based on the number of days (if any) elapsed in a 360-day year. The provisions set forth in the Existing Credit Agreement with respect to split ratings or absence of ratings shall apply.

Public Debt Ratings
	A- (or higher) / A3 (or higher)	BBB+ / Baa1	BBB / Baa2	BBB- / Baa3	Less than BBB- / Baa3
Undrawn Commitment Fee	10.0 bps	12.5 bps	15.0 bps	17.5 bps	22.5 bps

CALCULATION OF
INTEREST AND FEES:	Other than calculations in respect of interest at the Prime Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

COST AND YIELD
PROTECTION:	Substantially the same as the Existing Revolving Credit Agreement.

EXPENSES:	Substantially the same as the Existing Revolving Credit Agreement.

Exhibit B-10

Exhibit C

SUMMARY OF AMENDMENT TERMS

Capitalized terms not otherwise defined in the Commitment Letter to which this Exhibit C is attached are used as defined in the Existing Revolving Credit Agreement.1

1.	Section 1.01 (Definitions):

a.	Add definition of “Amendment Effective Date” and define to mean the date on which the Amendment becomes effective.

b.

Add definition of “Wrangler Acquisition” and define to mean the acquisition of the Acquired Company and related mergers effected by the Acquisition Agreement as in effect on the date of the Amendment Effective Date (with such modifications and waivers only to the extent permitted pursuant to clause (i) of Exhibit D). (*)

c.	Add definition of “Wrangler Closing Date” and define to mean the closing of the Wrangler Acquisition. (*)

d.	Add definition of “Wrangler Transactions” and define to mean the Wrangler Acquisition and all related financing transactions. (*)

2.

Section 4.02 (Conditions to All Credit Extensions): Specify that the borrowing of the Specified Revolving Loans on the Wrangler Closing Date to finance the Transactions is subject only to the satisfaction of the conditions set forth in Exhibit D. (*)

3.

Article 5 (Representations and Warranties): Add a representation and warranty relating to the Specified Defaults (as defined in Exhibit B) that would be made only with respect to the drawing of the Specified Revolving Loans on the Wrangler Closing Date. (*)

4.	Any other amendments to be mutually agreed by the Borrower and the Lead Arrangers.

[1]	Items that are marked with an asterisk shall become effective only if the Wrangler Closing Date occurs.

Exhibit C-1

Exhibit D

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms used but not otherwise defined in this Exhibit D shall have the meanings set forth in the Commitment Letter and the other Exhibits to the Commitment Letter to which this Exhibit D is attached. The funding of the Bridge Facility will be subject solely to satisfaction of the following conditions precedent:

(i) The definitive agreement with respect to the Acquisition, the Agreement and Plan of Merger dated as of March 17, 2019, among the Borrower, Merger Sub and the Acquired Company (the “Acquisition Agreement”) shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to in a manner that is materially adverse to the Commitment Parties without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); it being understood and agreed that (a) any change in the purchase price consideration not exceeding a 10% increase or decrease in the aggregate purchase price consideration to be paid under the Acquisition Agreement will be deemed to not be materially adverse to the interests of the Lenders and will not require the prior written consent of the Lead Arrangers; provided that any reduction of the cash portion of the purchase price consideration shall be allocated first to reduce Tranche A of the Bridge Facility until the commitments in respect of Tranche A of the Bridge Facility are reduced to zero, then to reduce Tranche B of the Bridge Facility and (b) the granting of any consent under the Acquisition Agreement that is not materially adverse to the interest of the Commitment Parties shall not otherwise constitute an amendment or waiver). The Acquisition shall have been, or shall concurrently with the funding of the Bridge Facility be, consummated in accordance with the terms of the Acquisition Agreement, as such terms may be altered, amended or otherwise changed, supplemented, waived or consented to in accordance with the immediately preceding sentence.

(ii) (x) The Acquisition Agreement Representations shall be true and correct in all material respects (provided that any Acquisition Agreement Representation that is qualified as to “materiality”, “Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on the Signing Date) or similar language shall be true and correct in all respects), in each case to the extent provided in clause (a)(i) of Section 5 of the Commitment Letter, and (y) the Specified Representations shall be true and correct in all material respects.

(iii) Subject to the Limited Conditionality Provisions in all respects, the Borrower and each other borrower or guarantor party thereto shall have executed and delivered the Credit Documentation and the Lenders shall have received customary opinions of counsel to the Borrower and corporate resolutions and customary closing certificates.

(iv) The Lead Arrangers and the Lenders shall have received: (A) audited consolidated balance sheets of the Borrower and the Acquired Company and related consolidated statements of income or operations, equity and cash flows, for each of the three most recently completed fiscal years ended at least 60 days before the Closing Date, including, an unqualified audit report thereon (it being acknowledged that the Lead Arrangers and the Lenders have received such financial statements for the fiscal years of the Borrower and the Acquired Company ended December 31, 2018, December 31, 2017 and December 31, 2016); (B) as soon as available and in any event within 40 days after the end of each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year), an unaudited consolidated balance sheet of each of the Borrower and the Acquired Company and related consolidated statements of income or operations, equity and cash flows for such fiscal quarter and for the elapsed

Exhibit D-1

interim period following the last completed fiscal year and for the comparable periods of the prior fiscal year (the “Quarterly Financial Statements”); and (C) pro forma consolidated balance sheet and related consolidated statement of income or operations of the Borrower for the last completed fiscal year and for the latest interim period covered by the Quarterly Financial Statements, in each case after giving effect to the Transactions, promptly after the historical financial statements for such periods are available, all of which financial statements shall be prepared in accordance with generally accepted accounting principles in the United States and meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the Securities and Exchange Commission promulgated thereunder applicable to a registration statement under the Securities Act on Form S-3 (other than customary exceptions in the case of a Rule 144A offering of high-yield debt securities, including, without limitation, the requirements of Sections 3-10 and 3-16 of Regulation S-X, Item 402 of Regulation S-K and information regarding executive compensation); provided, that the Borrower’s and the Acquired Company’s public filing of any required financial statements with the U.S. Securities and Exchange Commission shall satisfy the requirements of clauses (A) and (B) of this paragraph (iv).

(v) All fees due to the Administrative Agent, the Lead Arrangers and the Lenders shall have been paid, and all expenses to be paid or reimbursed to the Administrative Agent and the Lead Arrangers that have been invoiced at least two business days prior to the Closing Date shall have been paid.

(vi) The Lead Arrangers shall have received reasonably satisfactory evidence of the substantially concurrent consummation of the Refinancing.

(vii) The Borrower shall have engaged one or more investment banks reasonably satisfactory to the Lead Arrangers to publicly sell or privately place the New Notes and other debt and equity securities for the purpose of replacing or refinancing the Bridge Facility. The Lead Arrangers confirm that the investment banks engaged by the Borrower on or about the date hereof are reasonably satisfactory to them.

(viii) The Lead Arrangers shall have received a solvency certificate from the chief financial officer of the Borrower in the form attached as Annex I hereto, certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

(ix) To the extent reasonably requested by the Commitment Parties at least 10 business days in advance of the Closing Date, the Borrower shall have provided the documentation and other information to the Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the USA Patriot Act, and if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230) the Borrower shall deliver, to each Lender that so requests, a customary beneficial ownership certification, in each case at least three business days prior to the Closing Date.

(x) Except (a) as disclosed in the Company Disclosure Schedule (as defined, for purposes of this paragraph (x), in the Acquisition Agreement as in effect on the Signing Date); provided that (i) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company (as defined, for purposes of this paragraph (x), in the Acquisition Agreement as in effect on the Signing Date) that such item represents a material exception or fact, event or circumstance or that such item would reasonably be likely to result in a Material Adverse Effect (as defined, for purposes of this paragraph (x), in the Acquisition Agreement as in effect on the Signing Date) on the Company and (ii) any disclosures made with respect to a section of Article III of the Acquisition Agreement shall be deemed to qualify (A) any other section of Article III of the Acquisition Agreement specifically referenced or cross-referenced and (B) other sections of Article III of the Acquisition Agreement to the extent it is reasonably apparent on its face (notwithstanding the

Exhibit D-2

absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Company Reports (as defined, for purposes of this paragraph (x), in the Acquisition Agreement as in effect on the Signing Date) publicly filed by the Company after January 1, 2018 and prior to March 16, 2019 (but disregarding risk factor disclosures contained under any “Risk Factors” heading, or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), since December 31, 2018, there has not been any effect, change, event, circumstance, condition, occurrence or development that has or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

Exhibit D-3

ANNEX I

FORM OF

SOLVENCY CERTIFICATE

[                ], 20

This Solvency Certificate is delivered pursuant to Section [    ] of the Credit Agreement dated as of [                ], 20        , among [                ] (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:

1. I am the Chief Financial Officer of the Borrower. I am familiar with the Transactions, and have reviewed the Credit Agreement, financial statements referred to in Section [    ] of the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

3. As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Borrower does not intend to, and the Borrower does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such subsidiary.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as Chief Financial Officer of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

[Remainder of Page Intentionally Left Blank]

Annex I-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

[BORROWER]

By:

Name:
Title: Chief Financial Officer

Annex I-2